EXHIBIT 10.13

PERFORMANCE UNIT AGREEMENT

This Performance Unit Agreement (this “Agreement”) is made as of the 30th day of December, 2015 (the “Effective Date”) by and between First Commonwealth Financial Corporation (the “Company”) and T. Michael Price (the “Grantee”).

RECITALS
WHEREAS, Grantee is employed as the President and Chief Executive Officer of the Company; and
WHEREAS, the Compensation & Human Resources Committee of the Board of Directors of the Company has approved the award of Performance Units to provide an incentive for Grantee to remain in the employ of the Company and to further align Grantee’s compensation with the long-term growth and success of the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants contained herein, the Company and Grantee agree as follows:

1.Grant of Performance Units. The Company hereby grants to Grantee a Performance Unit award (the “Award”) of 60,000 Stock Units (the “Target Units”). The Award is made pursuant to and is subject to the provisions of this Agreement and the First Commonwealth Financial Corporation Incentive Compensation Plan, as Amended and Restated effective April 28, 2015 (the “Plan”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Plan. Except as otherwise specifically provided in this Agreement, in order for Stock Units to become “Vested Units”, both of the following conditions must be satisfied: (i) the Stock Units must be “Earned Units” upon the achievement of the Performance Goals set forth in Section 3 of this Agreement; and (ii) Grantee must remain continuously an Employee until December 30, 2020 (the “Service Condition”).
2.Forfeiture Restrictions. Except as otherwise specifically provided in this Agreement, all Stock Units granted herein (whether or not such Stock Units are then Earned Units) will be automatically and immediately forfeited, without any action on the part of the Company, if Grantee Separates from Service for any reason prior to December 30, 2020. No Stock Units may be sold, assigned, transferred, pledged or otherwise disposed of except as provided in this Agreement and the Plan. Any attempt to dispose of any Stock Units in contravention of this Agreement or the Plan will be null and void and without effect.
3.Performance Condition. The Stock Units shall become “Earned Units” if and to the extent the Company achieves the following Performance Goals:
(a)Annual Performance Goal. A number of Stock Units equal to 20% of the Target Units shall become Earned Units in each of the Company’s 2016 through 2020

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fiscal years if the Company’s EPS (as defined below) for that fiscal year equals or exceeds the Company’s EPS for the fiscal year ending December 31, 2015.
(b)Cumulative Performance Goal. To the extent not otherwise forfeited pursuant to the terms of this Agreement, any Stock Units which have not become Earned Units based upon the attainment of the annual Performance Goal provided in Section 3(a) above shall become Earned Units if the average of the Company’s EPS for the fiscal years 2016 through 2020 equals or exceeds the Company’s Adjusted EPS for the fiscal year ending December 31, 2015.
(c)EPS. “EPS” for a fiscal year shall mean the Company’s fully diluted earnings per share for such fiscal year as calculated in accordance with generally accepted accounting principles. At the end of each fiscal year, the Committee will certify in writing the extent to which the applicable annual and/or cumulative Performance Goals have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.
(d)Change in Control. If a Change in Control occurs prior to December 31, 2020, and unless otherwise specifically provided herein, all Stock Units awarded under this Agreement shall remain subject to Grantee’s satisfaction of the Service Condition. For fiscal years completed prior to the Change in Control, Grantee shall remain eligible to satisfy the Service Condition for any Stock Units that have become Earned Units based on the achievement of the Performance Goals applicable to such fiscal year (as certified by the Committee). For fiscal years not completed prior to the Change in Control, the annual Performance Goal applicable to any such fiscal year shall be deemed to have been satisfied for purposes of determining the number of Stock Units that are Earned Units, and Grantee shall remain eligible to satisfy the Service Condition with respect to any such Earned Units. To illustrate, if a Change in Control occurs on June 30, 2018, the annual Performance Goals applicable to 2018, 2019 and 2020 will be deemed to have been achieved resulting in 60% of the Target Units becoming Earned Units.
4.Acceleration of Vesting.
(a)    Death or Disability. Notwithstanding anything to the contrary in this Agreement, if Grantee Separates from Service prior to December 30, 2020 on account of death or Disability, the Service Condition shall be waived. For fiscal years completed prior to any such Separation from Service, Grantee shall become vested in any Stock Units that became Earned Units based on the achievement of the annual Performance Goal applicable to such fiscal year (as certified by the Committee). For fiscal years not completed prior to any such Separation from Service, the annual Performance Goal shall be deemed to have been achieved and Grantee shall become vested in such number of Stock Units that were eligible to become Earned Units for such fiscal year pursuant to Section 3(a) of this Agreement.

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(b)    Change in Control - Involuntary Separation. Notwithstanding anything to the contrary in this Agreement, if Grantee Separates from Service prior to the December 30, 2020 on account of (i) an involuntary termination by the Company without Cause or (ii) a termination by Grantee for “Good Reason” (as defined below), in each case, during the two-year period following a Change in Control, the Service Condition will be waived. For fiscal years completed prior to the Change in Control, Grantee shall become vested in any Stock Units that became Earned Units based on the achievement of the Performance Goals applicable to such fiscal year (as certified by the Committee). For fiscal years not completed prior to the Change in Control, the annual Performance Goal shall be deemed to have been achieved and Grantee shall be vested in such number of Stock Units that were eligible to become Earned Units for such fiscal year pursuant to Section 3(a) of this Agreement.
(c)    Involuntary Separation. Notwithstanding anything to the contrary in this Agreement, if Grantee Separates from Service prior to a Change in Control on account of (i) an involuntary termination by the Company without Cause or (ii) a termination by Grantee for Good Reason, the Service Condition will be waived. For fiscal years completed prior to any such Separation from Service, Grantee shall become vested in any Stock Units that became Earned Units based on the achievement of the Performance Goals applicable to such fiscal year (as certified by the Committee). For fiscal years not completed prior to any such Separation from Service, Grantee shall remain entitled to vest in such number of Stock Units that are eligible to become Earned Units for any such fiscal year pursuant to Section 3(a) of this Agreement, subject to the terms of this Agreement, including, without limitation, the attainment of the annual Performance Goal set forth in Section 3(a).
(d)    Good Reason. For purposes of this Agreement, “Good Reason” means, one or more of the following, without the Grantee’s express written consent: (i) a material adverse change in the Grantee’s title, position, or responsibilities; (ii) a material reduction in the Grantee’s rate of annual base salary or a material reduction in total benefits (unless, in either case, such reduction applies to all similarly situated employees of the Company); (iii) the assignment of Grantee to a position that requires Grantee to relocate permanently to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iv) the assignment to Grantee of any material duties or responsibilities (other than due to a promotion) that are materially inconsistent with the position of President of the Company. In order for Grantee to resign for Good Reason: the Company must be notified by Grantee in writing within thirty (30) days of the event constituting Good Reason; the event must remain uncorrected by the Company for thirty (30) days following such notice (the “Notice Period”); and if the Company fails to cure the same during the Notice Period, the Grantee must Separate from Service within ten (10) days following expiration of the Notice Period.
5.Settlement of Units. Each Stock Unit that becomes a Vested Unit shall be settled in one share of the Company’s Common Stock. All shares issued to settle Stock Units will be issued or credited to Grantee promptly in calendar year 2021, on a date determined in the Committee’s discretion, but in no event later than March 15, 2021; provided, however, Stock Units that become Vested Units in accordance with the provisions

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of Section 4 of this Agreement shall be settled within sixty (60) days following the date of Grantee’s Separation from Service. Additionally, notwithstanding the foregoing or any provision of this Agreement to the contrary, in the event the survivor in a Change in Control does not assume this Award (or issue a Replacement Award), this Award shall be settled within ten (10) days following the Change in Control as provided under Section 12.2 of the Plan.
6.Rights of Grantee. Grantee shall have no right to vote or receive dividends or other distributions with respect to shares of Common Stock which may be or become issuable upon settlement of Stock Units unless and until such shares are issued pursuant to Section 5.
7.Tax Withholding. Grantee shall be required to deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to any withholding taxes, FICA contributions, or the like under any federal, state, or local statute, ordinance, rule, or regulation in connection with the vesting or award of the Stock Units. Alternatively, the Company may, at Grantee’s election, withhold a number of shares otherwise deliverable having a Fair Market Value sufficient to satisfy the statutory minimum of all or part of Grantee’s estimated total federal, state, and local tax obligations associated with the vesting or award of the Stock Units.
8.Limitation on Rights; No Right to Future Grants; Extraordinary Item. By entering into this Agreement and accepting the Award, Grantee acknowledges that: (a) Grantee's participation in the Plan is voluntary; and (b)  the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and Grantee will not be entitled to compensation or damages as a consequence of Grantee's forfeiture of any unvested portion of the Award as a result of Grantee's separation from service with the Company or any Subsidiary for any reason.
9.General Provisions:
(a)    This Agreement, together with the Plan, constitutes the entire agreement between the Company and Grantee regarding the grant of the Stock Units.
(b)    The Committee may modify this Agreement to bring it into compliance with any valid and mandatory government regulation or exchange listing requirement. This Agreement may also be amended by the Committee with the consent of Grantee. Any such amendment shall be in writing and signed by the Company and Grantee.
(c)    Nothing contained in this Agreement shall be deemed to require the Company and its Subsidiaries to continue Grantee’s relationship as an Employee or to modify any agreement between Grantee and the Company or its Subsidiaries relating thereto.

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(d)    The Committee may from time to time impose any conditions on the Stock Units as it deems reasonably necessary to ensure that the Plan and this Award satisfy the conditions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and that the Stock Units and any shares issuable in settlement thereof are issued and resold in compliance with the Securities Act of 1933, as amended.
(e)    Grantee agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.
(f)    Grantee hereby acknowledges receipt of a copy of the Plan and the Plan’s prospectus and agrees to be bound by all the terms and provisions thereof. The terms of the Plan as it presently exists, and as it may hereafter be amended, are deemed incorporated herein by reference, and in the event of any conflict between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall be deemed to supersede the provisions of this Agreement.
(g)    This Award of Performance Units is intended to be excepted from coverage under Section 409A pursuant to the short-term deferral exception specified in Treas. Reg. §1.409A-1(b)(4) and shall be administered, interpreted and construed accordingly. Notwithstanding, Grantee recognizes and acknowledges that Section 409A of the Code may impose upon Grantee certain taxes or interest charges for which the Grantee is and shall remain solely responsible.
(h)    This Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principals of conflicts or choice of laws.
(i)    This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
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EXHIBIT 10.13

IN WITNESS WHEREOF, the parties have duly executed this Performance Unit Agreement, effective as of the day and year first set forth above.

First Commonwealth Financial Corporation By: /s/ Matthew C. Tomb Name: Matthew C. Tomb Title: Executive Vice President
Grantee /s/ T. Michael Price T. Michael Price